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                                                                      EXHIBIT 11

                          NAPCO SECURITY SYSTEMS, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                            1996            1995            1994            1993             1992
                            ----            ----            ----            ----             ----
Weighted average
number of shares
outstanding               4,367,727       4,367,727       4,367,577       4,366,827       4,366,527

Add common stock
equivalents                   5,396          21,904          27,053          39,077          13,472
                         ----------      ----------      ----------      ----------      ----------

Adjusted weighted
average shares
outstanding               4,373,123       4,389,631       4,394,630       4,405,904       4,379,999
                         ==========      ==========      ==========      ==========      ==========

Net Income:              $1,014,000      $  512,000      $1,254,000      $2,317,000      $1,406,000
                         ==========      ==========      ==========      ==========      ==========

Earnings per share:
primary and fully
diluted:                 $      .23      $      .12      $      .29      $      .53      $      .32
                         ==========      ==========      ==========      ==========      ==========

         Earnings per common and common equivalent shares are based upon the weighted average number of shares of common stock and common stock equivalents outstanding during the respective periods. Stock options have been considered to be the equivalent of common stock. Shares issuable upon exercise of stock options, to the extent appropriate, have been added to the average common shares actually outstanding for purposes of this computation, and shares assumed to be purchased at the average market price during the respective periods, with proceeds from the exercise of such options, have been deducted from the average shares outstanding.

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